UNITED STATES DISTRICT COURT
                              DISTRICT OF MARYLAND

------------------------------------------

NEUBERGER BERMAN REAL ESTATE
INCOME FUND INC.,

            PLAINTIFF,                       CIVIL ACTION NO. AMD-04-3056

         -AGAINST-

LOLA BROWN TRUST NO. 1B,
ERNEST HOREJSI TRUST NO. 1B, AND
BADLANDS TRUST COMPANY, SUSAN
L. CICIORA AND LARRY L. DUNLAP, AS
TRUSTEES OF LOLA BROWN TRUST NO. 1B AND
ERNEST HOREJSI TRUST NO. 1B, AND
STEWART R. HOREJSI,

                  DEFENDANTS.

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                 PLAINTIFF'S MEMORANDUM OF LAW IN OPPOSITION TO
           COUNTERCLAIMANTS' MOTION FOR A SPEEDY DECLARATORY JUDGMENT HEARING UNDER RULE 57 AND/OR MOTION FOR A PRELIMINARY INJUNCTION

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

PRELIMINARY STATEMENT..........................................................1

SUMMARY OF FACTS...............................................................5

ARGUMENT.......................................................................9

I.      THE SHAREHOLDER RIGHTS PLAN REFLECTS A VALID EXERCISE OF
        BUSINESS JUDGMENT BY NRL'S DIRECTORS AND DOES NOT
        CONFLICT WITH THE 1940 ACT.............................................9

        A.  The Rights Plan is a Judicially Approved Response to
            a Coercive Tender Offer...........................................10

        B.  The Rights Plan Does Not Violate the 1940 Act.....................12

             1.     The Rights Plan Does Not Violate Section 18(d)............13

             2.     The Rights Plan Does Not Violate Section 23(b)............15

             3.     The Rights Plan Does Not Violate Section 18(i)............16

II.     NRL HAS PROPERLY OPTED INTO THE MARYLAND CONTROL SHARE
        ACQUISITION ACT, AND THE TRUST DEFENDANTS WILL BE SUBJECT
        TO ITS STRICTURES IF THEIR SHAREHOLDINGS EXCEED THE 10%
        TRIGGERING THRESHOLD..................................................17

        A.  The Sale of Shares in the Private Placement Was a
            Valid Defensive Measure...........................................18

        B.  The MCSAA Cannot Be Read to Exempt the Trust Defendants
            Because they Once Held More than 10% of NRL's Shares..............20

        C.  The 1940 Act Does Not Pre-empt the MCSA...........................22

III.    THE TRUST DEFENDANTS ARE BARRED BY SECTION 12(d)(1) OF
        THE 1940 ACT FROM COMPLETING THE TENDER OFFER.........................24

        A.  Section 12(d) Reflects a Policy Against Concentrated
            Ownership.........................................................25

        B.  Each Trust Defendant and the Group Comprised of All
            the Defendants Is an Investment Company Under the
            1940 Act..........................................................26

        C.  The 1940 Act's Integral Rule of Construction Compels
            the Conclusion that Each Trust Defendant and the Group
            is an Investment Company..........................................28

IV.     EVISCERATING THE DIRECTORS' ABILITY TO DEFEND AGAINST
        AN UNDESIRABLE, COERCIVE TENDER OFFER WOULD DISSERVE THE
        1940 ACT'S PURPOSE TO PROMOTE CAPITAL FORMATION.......................30

V.      THE TRUSTS ARE NOT ENTITLED TO INJUNCTIVE RELIEF......................32

        A.  The Trusts Will Not be Irreparably Harmed if the
            Court Denies Injunctive Relief....................................33

        B.  NRL Will be Harmed if the Court Grants Injunctive
            Relief............................................................35

        C.  The Trust Defendants Fail to Establish a Likelihood
            of Success on the Merits..........................................36

        D.  The Trust Defendants' Request for Injunctive Relief
            Contradicts Public Policy.........................................36

CONCLUSION....................................................................38

                              PRELIMINARY STATEMENT
                              ---------------------

      The Defendants in this action - related Trust Defendants(1) engaged in the business of investing in securities and their managers(2) - ask this Court to hold that a registered investment company like plaintiff, Neuberger Berman Real Estate Income Fund Inc. ("NRL"), confronted by a coercive tender offer(3) threatening substantial harm to both the fund and its shareholders, cannot defend itself and its shareholders by invoking traditional takeover defenses whose validity and enforceability in precisely the circumstances presented here are well-settled. Were this Court to accept Defendants' invitation to legislate a new set of rules tying the hands of an investment company's independent directors and forbidding their exercise of business judgment, it would radically tilt a tender offer playing field that has been carefully leveled through decades of legislation and tender offer jurisprudence, and throw an entire industry into chaos in the bargain. It would, moreover, undercut the policy of investor protection that lies at the heart of the Investment Company Act of 1940 (the "1940 Act"). That policy of investor protection is codified in provisions of the 1940 Act that Defendants are violating, even as they ask this Court for "equitable" relief that would permit them to enlarge their violation and the resulting harm to NRL's shareholders.

      The coercive quality of partial tender offers such as that undertaken by Defendants here (they propose to acquire just over 50% of NRL's shares) is uniformly acknowledged by commentators and recognized in the case law. Shareholders who are uncomfortable with the business plans and management

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(1) The Trust Defendants are Lola Brown Trust No. 1B and Ernest Horejsi Trust
No. 1B.

(2) The managers of the Trust Defendants include Stewart R. Horejsi, Susan L. Ciciora, Larry L. Dunlap and Badlands Trust Company.

(3) A partial tender offer is coercive where, as here, it is structured in a front-loaded manner, such that an investor that decides not to tender his shares is faced with a diminution in the value of his investment if the tender offer is successful. SEE CITY CAPITAL ASSOC. LTD. V. INTERCO INC., 551 A.2d 787, 797 (Del. Ch. 1988) (REJECTED ON OTHER GROUNDS BY PARAMOUNT COMMUNICATIONS, INC. V. TIME INC., 571 A.2d 1140, 1152-53).

personnel proposed by the offeror are driven to tender their shares because they fear that, if they do not, they will find themselves trapped in an illiquid minority position whose value will decline. The coercion in this case is palpable: Defendants have indicated that, if successful, they will oust NRL's directors in favor of their own nominees; will install their own affiliates as advisors to NRL; will then dramatically increase the fees NRL pays for advisory services; and will abandon NRL's stated investment guidelines, turning NRL into a "blind pool" which they can invest in whatever manner they choose. This is an unsettling scenario for investors who bought shares of NRL believing, as set forth in NRL's offering prospectus, that NRL would invest in the securities of real estate companies and would be managed by Neuberger Berman Management, Inc., one of the nation's oldest and most trusted investment advisors.(4) In the Wall Street Journal advertisement announcing their tender offer, the Defendants boldly attempted to capitalize on the fears created by the coercive nature of their offer, with the statement that "For stockholders who do not wish to be a part of NRL's new direction, our offer is an opportunity to sell shares before any changes occur."(5)

      NRL's independent directors(6) evaluated the tender offer. They interviewed defendant Horejsi, requested materials from the Defendants and reviewed the small amount of information sent by Defendants, and caused their professional advisors to conduct additional research on the Defendants. The independent directors concluded that the tender offer was not in the best


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(4) Defendants attempt to sugar-coat the bitter pill they are proposing for
NRL's shareholders by falsely suggesting that they are better managers and will obtain better returns for the shareholders. These and other deceptive statements in the tender offer are the subject of the complaint filed by NRL and are discussed more fully below.

(5) Wall Street Journal, September 10, 2004, page C-5.

(6) As required by section 2(a)(19) of the 1940 Act, the thirteen independent directors of NRL are independent of Neuberger Berman Management, Inc. and its affiliates. NRL also has two directors affiliated with Neuberger Berman Management, Inc.

interests of NRL's shareholders. The bona fides of that determination and its validity as an exercise of the directors' business judgment are not challenged by Defendants, nor could they be.

      As required by federal law, NRL's directors informed the shareholders of their determination and, as every board of directors confronted by an offer inimical to the interests of its shareholders does, the NRL board implemented defensive measures designed to prevent exploitation of its shareholders and to allow NRL's management and shareholders time to explore and consider alternative transactions. These defensive measures consisted, in the first instance, of the adoption of a "poison pill" shareholder rights plan that is effective for 120 days, the sale of additional NRL shares at full net asset value (the "Private Placement") to a friendly entity (in part to help fund a self-tender offer which NRL subsequently initiated), and the election to "opt-in" to the control share provision of Maryland state law - every one a lawful act, every one a traditional measure adopted by target company directors in the valid exercise of their business judgment.

      In order to afford an alternative exit path for shareholders upset by Defendants' designs on NRL and unwilling to risk the outcome of litigation, the directors also authorized a self-tender by NRL for up to 20% of the outstanding shares. The directors are certainly entitled to offer exiting shareholders an alternative that is financially better for them ($20.00 per share, VS. $19.89 offered by Defendants) and that also protects the interests of those shareholders who do not sell (by reducing the number of sellers who might accept Defendants' tender offer). In addition, the directors indicated that they would explore possible alternative transactions, such as a merger, which they may wish to present to NRL's shareholders. There is nothing untoward about these actions; they are consistent with the fiduciary obligations of corporate directors to explore and provide alternatives they believe to be in the best interests of the shareholders.

      There is, moreover, a legal impediment to the completion of the Trust Defendants' tender offer that the Defendants have not addressed. The Trust Defendants individually and the larger group of which they are a part are investment companies under the 1940 Act.(7) As such, they are prohibited by federal law from owning more than 3% of the shares of any registered investment company like NRL. Section 12(d)(1)(A)(i) of the 1940 Act provides that "[i]t shall be unlawful . . . for any investment company . . . to purchase or otherwise acquire any security of any registered investment company . . . if the acquiring company and any company or companies controlled by it immediately after such purchase or acquisition own in the aggregate . . . more than three per centum of the total outstanding voting stock of the acquired company." The Trust Defendants violated this provision of federal law when amassing their present NRL shareholdings, and there is no doubt that completion of the tender offer would effect an even greater violation.

      Defendants' present application for a declaratory judgment or, alternatively, a preliminary injunction, thus proposes an unwise "rush to judgment." There are substantial and complex factual, legal and policy issues that should be resolved on a full record before the Court should entertain an application to nullify the actions of NRL's directors and render them and the shareholders helpless before the onslaught of the coercive and misleading tender offer. There is no urgency to Defendants' case and no threat of irreparable injury; indeed, because Defendants propose to fund the tender offer through borrowings from a securities margin account, there is not even monetary injury attending a delay. In fact, the opposite is true: allowing the coercive offer to proceed would cause irreparable harm to NRL and its shareholders. Defendants


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(7) The Court should not be diverted by Defendants' use of the trust form.
Section 2(a)(8) of the 1940 Act defines "company" to include, among other things, "a trust" and "any organized group of persons whether incorporated or not . . . "
extended the tender offer once, and they can do so again without any prejudice to its ultimate success - other than that posed by careful judicial review.

                                SUMMARY OF FACTS
                                ----------------

      NRL is a closed-end management investment company incorporated in Maryland which invests primarily in real estate securities and is subject to the Investment Company Act of 1940. NRL's common stock is listed and trades on the New York Stock Exchange.

      On or about September 2, 2004, Stewart R. Horejsi and the Trust Defendants, jointly filed a Schedule 13D with the SEC stating that the Trust Defendants had accumulated approximately 10.05% of the outstanding shares of NRL. The Schedule 13D stated that the Trust Defendants:

         o intended to acquire up to just over 50%, i.e. a bare majority, of the outstanding shares of NRL;

         o would consider modifying or expanding the investment objective for the Fund;

         o intended to replace five of NRL's directors at the 2005 annual meeting, and to replace all remaining directors at subsequent annual meetings;

         o intended to terminate and replace the current fund adviser with entities controlled by Stewart R. Horejsi; and

         o intended to replace the current fund administrator with a Horejsi affiliate.

      On September 10, 2004, the Trust Defendants commenced a hostile, partial tender offer to purchase for cash up to 1,825,000 outstanding shares of common stock of NRL, so as to acquire up to 50.01 % of the outstanding shares of NRL. The offer announced that the Trust Defendants would acquire shares on a pro-rata basis in the event that NRL shareholders tendered more than the number of shares the Trust Defendants were willing to acquire. The offer is coercive, because the Trust Defendants do not propose a "back-end" transaction by which the shares of all non-tendering NRL shareholders would be acquired for consideration equivalent to that paid in the tender offer. Thus, the tender offer creates the risk for the NRL shareholders that, if they do not tender their shares, they may find themselves locked into an illiquid investment of reduced value. Adding to its coercive character, the offer also contained the following statement: "For stockholders who do not wish to be a part of NRL's new direction, our offer is an opportunity to sell shares before any changes occur."

      The offer indicated that the Trusts would use cash on hand and future margin borrowings under an account maintained by Merrill Lynch, Pierce, Fenner & Smith Inc. to fund the purchase of shares pursuant to the offer. The offer and corresponding withdrawal rights were announced to expire at 12:00 midnight on October 8, 2004.

      On September 14, 2004, following the Trusts' tender offer, NRL's Board formed a Special Committee of independent directors charged with evaluating and assessing the terms of the offer in consultation with legal counsel.

      On the same day, counsel for the independent fund directors requested information from the Trust Defendants of the type that the Board annually requests for its evaluation of the fund's adviser. The Trust Defendants responded on September 16, 2004, in a letter providing only a small portion of the requested information.

      On September 20, 2004, the Special Committee held meetings with its legal advisers, with Mr. Horejsi who represented the Trust Defendants, and with representatives of Neuberger Berman Management, Inc., NRL's investment manager. The Special Committee then carefully assessed the terms of the offer in light of the information provided by Mr. Horejsi, NB Management and the legal advisers.

      On September 21, 2004, the Special Committee reported their on their meetings and recommendations to the independent fund directors, who then carefully discussed and assessed the terms of the offer. They were later joined by the remaining directors, who were informed of earlier discussions and proposed actions.

      On September 23, 2004, the Special Committee unanimously concluded that the tender offer represented a substantial threat to the Fund and its stockholders and that the unsolicited, partial and hostile nature of the tender offer, and the plans announced for the Fund by the Trusts, were designed to coerce stockholders of the Fund to tender shares into the tender offer on disadvantageous terms. Therefore, the Special Committee determined that the tender offer was not in the best interests of the stockholders and unanimously recommended to the Board that the full Board recommend that the Fund's stockholders reject the tender offer and not tender their shares to the Trust Defendants for purchase. Following receipt of such recommendation, the full Board concurred with the Special Committee and also made the same determination as the Special Committee regarding the tender offer. In light of the foregoing, the Board:

      o approved a Common Stock Purchase Agreement (the "Stock Purchase Agreement") with Neuberger Berman, LLC, pursuant to which 139,535 shares of Common Stock were issued to Neuberger Berman, LLC for $21.50 per share, a price equal to NRL's net asset value and higher than the market price;

      o adopted resolutions, effective immediately after the issuance of shares pursuant to the Stock Purchase Agreement, electing the Fund to be subject to both the Maryland Control Share Acquisition Act and the Maryland Business Combination Act;

      o authorized the Fund to promptly commence a self tender offer for 943,704 shares of Common Stock at a price of $20.00 per share, which was designed to provide liquidity to the Fund's stockholders, if required, without requiring them to tender into the coercive tender offer;

      o authorized the filing of a complaint in this Court against the Defendants, alleging, among other things, that the tender offer contains false and misleading statements in violation of the United States tender offer rules; and

      o  adopted a stockholder rights agreement (the "Rights Plan").

      Pursuant to the Rights Plan, the Board adopted a resolution declaring a dividend of one right (a "Right") for each outstanding share of common stock. The dividend was paid on October 7, 2004. Each Right entitles the registered holder to purchase from the Fund three shares of Common Stock at a price equal to the par value of such shares (the "Purchase Price"). The Rights Plan provides that after the tenth day following the public announcement (the "Distribution Date") that a person or group of affiliated persons have acquired beneficial ownership of 11% or more of the outstanding shares of Common Stock (an "Acquiring Person"), each shareholder of record on the Distribution Date will be sent a Rights Certificate. Prior to the Distribution Date (or earlier redemption or expiration of the Rights), the Rights are nontransferable, I.E. they are transferred with and only with the shares of Common Stock. The Rights are not exercisable until the Distribution Date. The Rights will expire 120 days after their issuance, on January 21, 2005 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Fund.

      In the event that the Rights become exercisable, the Rights Plan also provides that in lieu of exercise for the purchase price, the Board may make proper provision so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person in excess of the Rights associated with 11% of the Common Stock held by the Acquiring Person receives three shares of Common Stock.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Fund, including, without limitation, the right to vote or to receive dividends.

      On October 4, 2004, the Trusts issued a supplement to their September 10, 2004 tender offer which failed to correct the misstatements and omissions in the initial disclosure and contained other misstatements. The October 4 Supplement extended the expiration date of the tender offer to October 15, 2004.

      On October 6, 2004 at approximately 8:45 p.m., the Trusts and Badlands Trust Company filed counterclaims and this motion for a declaratory judgment and/or a preliminary injunction. Despite the passage of almost two weeks since the filing of NRL's complaint and the taking of the other actions that the Defendants seek to enjoin, the Defendants requested that an expedited hearing be held on their motions. On October 8, 2004, the Court set a hearing for October 13, 2004.

                                    ARGUMENT
                                    --------

I. THE SHAREHOLDER RIGHTS PLAN REFLECTS A VALID EXERCISE OF BUSINESS JUDGMENT BY NRL'S DIRECTORS AND DOES NOT CONFLICT WITH THE 1940 ACT

      Defendants suggest that NRL's adoption of the Rights Plan is novel and unprecedented, and therefore invalid. This suggestion bespeaks a fundamental misapprehension of the regulations applicable to registered closed-end investment companies and the effect that these regulations have on tender offers. Because, as discussed more fully in Point III, below, concentrations of ownership in such companies are strictly regulated by the 1940 Act, there have been few instances in which these companies have been targets of hostile takeover bids. Thus, there has been less need for these companies to implement "poison pill" defenses. In addition, because the 1940 Act provisions governing the issuance of rights and warrants operate to limit the duration of the rights issued under a defensive rights plan to 120 days,(8) the poison pill technique would be employed by a registered closed-end investment company only in response to an actual takeover attempt. By contrast, rights plans in ordinary for-profit corporations are typically of much longer duration - often as long as ten years
- and are adopted without reference to a pending hostile offer, but as part of the corporation's armament of takeover defenses. Thus, they occur more frequently and have been the subject of litigation even where there is no pending tender offer. But the fact that the 1940 Act's restrictions on concentrated ownership have minimized the instances in which a registered closed-end investment company might need to make recourse to a defensive rights plan does not mean that, when and if the need arises, as it has here, such recourse is invalid.

      At bottom, the rights plan operates in the same manner for an ordinary corporation as it does for an investment company. The legal principles to which the courts, state legislatures, and the New York Stock Exchange (on which NRL's shares are listed) have looked to uphold the enforceability of this defensive technique in the "ordinary" corporation context are fully applicable to, and fully validate, the Rights Plan adopted by NRL's directors.

      A. THE RIGHTS PLAN IS A JUDICIALLY APPROVED RESPONSE TO A COERCIVE TENDER OFFER

      It is well settled that directors of registered closed-end investment companies like NRL owe a fiduciary duty to their shareholders. SEE Investment Company Act, ss. 36; SEE Md. Code Ann. 2-405.1, 2-405.2, 2-405.3, 5-417; SEE
BURKS V. LASKER, 441 U.S. 471, 484-85 ("Congress entrusted to the independent directors of investment companies, exercising the authority granted to them by state law, the primary responsibility for looking after the interests of the funds' shareholders."). As part of their fiduciary responsibilities to shareholders, directors are required to evaluate hostile tender offers and take


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(8) SEE 1940 Act ss. 18(d).

steps to oppose an offer they determine not to be in the shareholders' best interests. Exercising their business judgment in response to a coercive tender offer they concluded was not in the interests of shareholders, NRL's independent directors adopted the Rights Plan. Defendants have not asserted that the independent directors' actions were not a valid exercise of business judgment. Indeed, the Rights Plan, informally known as a "poison pill," is a well-established and legally permitted defensive measure in response to a hostile takeover.

      The poison pill was first judicially approved in Delaware in MORAN V. HOUSEHOLD INT'L, INC., 500 A.2d 1346, 1348-49 (Del. 1985). In deciding whether the adoption of a poison pill is reasonable in relation to the threat posed, "courts will not substitute their business judgment for that of directors, but will determine if the directors' decision was, on balance, within a range of reasonableness." UNITRIN, INC. V. AMERICAN GENERAL CORP., 651 A.2d 1361, 1385-86 (Del. 1995). Since MORAN, the Delaware courts have consistently upheld the use of poison pills as an appropriate exercise of business judgment in the face of a hostile tender offer. SEE LEONARD LOVENTHAL ACCOUNT V. HILTON HOTELS CORP., No. Civ. A. 17803, 2000 WL 1528909 at *1 (Del.Ch. Oct. 10, 2000) ("Today, rights plans have not only become commonplace in Delaware, but there is not a single state that does not permit their adoption.") (collecting cases and statutes). The federal courts have similarly blessed the use of the poison pill. SEE WLR FOODS, INC. V. TYSON FOODS, INC., 861 F. Supp. 1277, 1285-86 (W.D. Va. 1994)
(poison pills a valid and effective corporate response to an unsolicited takeover bid), AFF'D, 65 F.3d. 1172 (4th Cir. 1995).

      Like Delaware, Maryland law accords wide discretion to corporate directors to adopt defensive tactics in the interest of the corporation.(9) SEE MOUNTAIN MANOR REALTY, INC. V. BUCCHERI, 461 A.2d 45, 52-53 (Md. Ct. Spec. App. 1983);


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(9) Maryland law is more favorable to the target company's directors than is
Delaware law. The Delaware Supreme Court fashioned a two-pronged, "heightened scrutiny" test for evaluating defensive tactics in UNOCAL CORP. V. MESA

CUMMINGS V. UNITED ARTISTS THEATRE CIRCUIT, INC., 204 A.2d 795, 805-06 (Md.
1964). This Court has explicitly approved of the use of the poison pill in response to a partial tender offer, explicitly recognizing that the poison pill provides protection from takeovers to all shareholders. SEE REALTY ACQUISITION CORP. V. PROPERTY TRUST OF AMERICA, Civ. No. JH-89-2503, 1989 WL 214477, at *2 (D. Md. Oct. 27, 1989). Among other things, the offeror in that case challenged the target company's directors' refusal to exempt the offeror from the operation of the poison pill, but the Court refused to disturb the judgment of the target's directors. SEE ID. at *3. Applying Maryland's business judgment rule, the Court found that "it is well established that courts will not interfere with the internal management of a corporation at the request of a minority stockholder or member." ID.

      Given this overwhelming weight of authority, it is not surprising that Defendants do not challenge the Rights Plan under principles of state corporate law, but instead seek to persuade the Court that it is barred by the 1940 Act. There is no merit to this assertion.

      B.   THE RIGHTS PLAN DOES NOT VIOLATE THE 1940 ACT

      Defendants' attempt to find some prohibition of the Rights Plan in the 1940 Act runs counter to the Act's underlying policy to protect shareholders. SEE Section 1(b) ("the policy and purposes of this title . . . are . . . to eliminate . . . the conditions . . . which adversely affect . . . the interest


--------------------------------------------------------------------------------
PETROLEUM CO. 493 A.2d 946 (Del. 1985), and noted that the legitimacy of any defensive tactic is "materially enhanced" where, as with NRL's Rights Plan, it was "approv[ed] . . . [by] a board comprised of a majority of outside independent directors." ID. at 955. Significantly, Maryland courts have not followed Delaware's practice of preliminarily disregarding the business judgment rule and imposing a heightened level of scrutiny when corporate control is at issue. "[I]n Maryland, the business judgment rule applies even to directors' change-in-control decisions." HUDSON V. PRIME RETAIL, INC., No. 24-C-03-5806, 2004 WL 1982383, at *11 n.13 (Md. Cir. Ct. April 1, 2004). Because Maryland enjoys preeminence as the home to the largest number of registered investment companies, SEE James J. Hanks, Jr., MARYLAND LEGISLATION OFFERS NEW BENEFITS FOR CORPORATIONS, REITS AND INVESTMENT COMPANIES, IN Corporate Law, at 8 (Insights, May 2000, Vol. 14, No. 5) (as of 2000); its jurisprudence is particularly relevant here.

of investors").(10) Analysis of the statutory provisions on which Defendants rely shows that they do not -- either explicitly or implicitly -- prohibit the Rights Plan.

           1.   THE RIGHTS PLAN DOES NOT VIOLATE SECTION 18(d)

      Defendants erroneously claim the Rights Plan violated Section 18(d) of the 1940 Act because the anti-takeover protection it provides could result in shareholders being treated differently. (Def. Mem. at 22-23.) Section 18(d) provides, in relevant part, that a registered management company may issue "rights" to purchase stock, provided they are "issued exclusively and ratably to a class or classes of such company's security holders." The Rights Plan unambiguously met this requirement: the right to purchase attached to all NRL shares without any discrimination whatsoever. Section 18(d) does not require more.

      We note, moreover, that the anti-discrimination provision of Section 18(d) is not unique to the 1940 Act, but finds numerous parallels in state law. The courts have consistently found that poison pills do not violate these statutes, because they operate to discriminate between shareholders, rather than between shares. SEE, E.G., DYNAMICS CORP. OF AM. V. CTS CORP., 805 F.2d 705, 718 (7th Cir. 1986) ("The Delaware Code forbids discrimination, and the Delaware courts have construed this to mean discrimination between shares, not shareholders.") (applying Indiana law); GEORGIA-PACIFIC CORP . V. GREAT N. NEKOOSA CORP., 728 F. Supp. 807, 810 (D. Me. 1990) ("Delaware courts have long distinguished between discrimination among shareholders and discrimination among shares, finding the former permissible . . .") (applying Maine law); HARVARD INDUS., INC, V. TYSON, 1986 WL 36295, at *1 (E.D. Mich. Nov. 25, 1986) ("the position of the


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(10) The 1940 Act specifically enumerates the risk of investor injury when
"investment companies are reorganized, become inactive, or change the character of their business, or when the control or management thereof is transferred, without the consent of their security holders." SEE Section 1(b)(6).

better-reasoned cases [is] that such a rights plan does not discriminate among shares but, rather, among shareholders, which is not forbidden").

      This Court's decision in REALTY ACQUISITION is illustrative. In REALTY ACQUISITION, the plaintiffs argued that the poison pill violated the defendant's declaration of trust, which required that every share "be equal in all respects." REALTY ACQUISITION at *2. The court upheld the poison pill, reasoning that the terms of rights offering at issue applied to all shareholders without discrimination. ID. The Court recognized that a shareholder who undertook a triggering event was precluded from exercising the rights, but that prohibition applied to all shareholders that decided to cause a triggering event. ID. Moreover, the rights offering provided every shareholder equal protection from takeovers. Id.

      Here, too, the Rights were apportioned ratably. Everyone who owns a share possesses the Right attached to the share. Every shareholder is entitled to exercise the Rights if the 11% threshold is crossed. Every shareholder who decides to buy more than 11% is precluded from exercising their Rights for each share above the 11% threshold. Like the poison pill in REALTY ACQUISITION, the Plan provides every shareholder, including Defendants, with equal protection from coercive hostile takeovers that are not in the best interests of NRL.

      Plaintiffs' argument also runs afoul of the plain language of Section 18(d), which requires only that rights are ISSUED in a ratable manner. At the time of the issuance of the Rights, Defendants held 9.92% of the shares, well under the triggering threshold for Rights Plan's anti-takeover mechanism. Therefore, the Rights, when and as issued, had no dilutive effect whatsoever on any of the shares held by Defendants.

      Defendants seem to suggest that the Rights Plan is barred because it could, at some point in the future, result in voiding the ability of a shareholder who decides to acquire more than 11% of the stock to exercise his

Rights on shareholdings above the 11% threshold. (Def. Mem. at 23.) Defendants' argument fails to elucidate why such a future contingency, entirely dependent upon the voluntary act of a shareholder to place himself within the zone of operation of the anti-takeover mechanism, and affecting any shareholder who so elects in identical fashion, would violate Section 18(d)'s requirement that the Rights be issued ratably. And even if a shareholder were to decide to increase his holdings above the 11% threshold, the Rights he received on the day the Rights were issued would all be exercisable by him.

           2.   THE RIGHTS PLAN DOES NOT VIOLATE SECTION 23(b)

      The Rights Plan does not violate Section 23(b)'s prohibition on selling common stock at a price below the net asset value of the company. Section 23(b) provides a number of exceptions, two of which are applicable here. First, as Defendants concede, Section 23(b)(4) explicitly permits a closed-end investment company like NRL to sell common stock at a price below the net asset value provided such stock is "issued in accordance with the provisions of section 18(d)." (Def. Mem. at 23-24.) As demonstrated above, the Rights were issued in accordance with Section 18(d). NRL's compliance with this explicit safe harbor set forth in Section 23(b)(4) effectively ends the inquiry and renders Defendants' discussion of section 23(b)(1) completely irrelevant.

      But even section 23(b)(1) permits the offering of stock at issue here.
Section 23(b)(1) permits a closed-end fund to sell common stock at a price below the net asset value where such stock is issued "in connection with an offering to the holders of one or more classes of its capital stock." Under the Rights Plan, Rights were issued in respect of all the shares, and each holder received upon issuance the same ability to exercise the Right to purchase additional shares following a triggering event.

      Defendants endeavor to find support for their position in a number of SEC no-action letters, citing PILGRIM REGIONAL BANK SHARES INC., SEC No-Action Letter, 1991 WL 290536 (pub. avail. Dec. 11, 1991), ASSOCIATION OF PUBLICLY TRADED INVESTMENT FUNDS, SEC No-Action Letter, 1985 WL 54277 (pub. avail. Aug. 2, 1985) and ANONYMOUS, SEC No-Action Letter, 1993 WL 45914 (pub. avail. Feb. 11, 1993). Although we are hard pressed to discern support in the text of
Section 23 for the positions articulated in these no-action letters, it is clear that these rulings applied in circumstances involving TRANSFERABLE rights offerings to raise capital, which are quite different from the circumstances here, involving NON-TRANSFERABLE Rights(11) issued for defensive purposes, and exercisable at par - a tiny fraction of a cent per share. Whatever their merit, these rulings are inapplicable here.

           3.   THE RIGHTS PLAN DOES NOT VIOLATE SECTION 18(i)

      Section 18(i) of the 1940 Act provides that "every share of stock . . . shall be a voting stock and have equal voting rights with every other outstanding voting stock." Defendants assert that the triggering of the Rights upon the Distribution Date affects the voting rights of the Acquiring Person, and thereby violates Section 18(i). (Def. Mem. at 25.) Defendants are mistaken; the triggering of the Rights Plan does not revoke voting rights from any shares.


----------
(11) Defendants incorrectly claim, without any support whatsoever (SEE Def. Mem. at 24), that the Rights in question are "transferable." According to the 1977 SEC Release relied upon by Defendants, a rights offering "entitles existing shareholders of a company to purchase additional shares of that company during a specified period of time at a specified price," and a "transferable rights offering would be structured so that shares not purchased pursuant to the exercise of rights by existing shareholders could be sold to the general public." SEE SEC Release No. IC-9932 (Sept. 15, 1977). The SEC found TRANSFERABLE rights offerings problematic because the general public could subscribe, "thereby increasing any dilutive effects of the offering on existing shareholders." The Rights are non-transferable, and no danger of dilution from purchases by the general public exists. The Rights were issued only to the shareholders of record on October 7, 2004, not to the general public. SEE Rights Agreement (Miller Decl. Ex. I) section 3. Moreover, unless a shareholder becomes an Acquiring Person, the Rights are attached to the NRL shares, and are not transferable to the general public. SEE ID. section 16.

Indeed, Defendants fail to point to any provision in the Rights Plan or the associated documents that restricts voting rights in any manner.

      Rather, Defendants merely make the obvious point that if they were to decide to exceed the 11% threshold (something they have publicly stated they will not do), the attendant dilution would result in a corresponding reduction in their ownership interest and, accordingly, in their voting power. The "issue" thus raised is one of dilution, and has nothing at all to do with the voting rights of NRL shares. Section 18(i) does not address dilution.(12) Section 18(i) merely requires that all stock be granted equal voting rights, something the Rights Plan does not change.

II.   NRL HAS PROPERLY OPTED INTO THE MARYLAND CONTROL
      SHARE ACQUISITION ACT, AND THE TRUST DEFENDANTS WILL
      BE SUBJECT TO ITS STRICTURES IF THEIR SHAREHOLDINGS
      EXCEED THE 10% TRIGGERING THRESHOLD

      NRL concluded the Private Placement on September 23, 2004 ,issuing 139,535 shares to Neuberger Berman, LLC. The shares were issued at the above-market price of $21.50 per share, which was equal to net asset value. The terms of the sale were wholly in compliance with the 1940 Act, and Defendants do not suggest otherwise.

      As a consequence of the Private Placement, the percentage ownership interest of the Trust Defendants in NRL fell from 10.22% to 9.92% - meaning that, when NRL resolved to "opt into" the Maryland Control Share Acquisition Act ("MCSAA"),(13) at the 10% threshold the Trust Defendants were not "grandfathered" as owners of control shares, and will be subject to the disabilities imposed by the MCSAA should they voluntarily increase their holdings above the 10% threshold.


----------
(12) Even if Section 18(i) were somehow impliedly triggered by a dilutive event, Defendants arguments fail for the reasons articulated above. SEE SUPRA, point I.B.1.

(13) NRL's research has disclosed at least four other instances within the last two years of registered closed-end investment companies opting into the MCSAA. SEE Perry Decl. paragraph 4.

      Defendants contend, however, that the sale of NRL shares to Neuberger Berman, LLC should be ignored for purposes of computing the Trust Defendants' percentage ownership of NRL shares. They suggest that the purpose of the Private Placement was to make NRL's subsequent opt-in to the MCSAA effective as to the Trust Defendants, and that such a purpose is impermissible. Alternatively, they argue that, even if the sale was effective to reduce the Trust Defendants' ownership percentage below 10% at the time of the opt-in, the MCSAA should be read to provide that a person who had been a 10% shareholder at any time before the opt-in is "grandfathered" and never subject to the disabilities imposed by the statute. There is no merit to either position.

      A.   THE SALE OF SHARES IN THE PRIVATE PLACEMENT WAS A VALID DEFENSIVE
           MEASURE

      NRL's independent directors authorized the Private Placement as a response to the Trust Defendants' coercive tender offer. It is well settled that such an action is within the business judgment of the directors of a target corporation where, as here, they have determined that the tender offer is not in the best interests of the shareholders. SEE, E.G, TREADWAY COS. V. CARE CORP., 638 F.2d 357, 381 (2d Cir. 1980) (issuance and sale of large block of stock was proper exercise of target board's business judgment to oppose hostile takeover); HEIT
V. BAIRD, 567 F.2d 1157, 1160 (1st Cir. 1977) (upholding issue of stock in light of hostile takeover); MOUNTAIN MANOR REALTY, INC. V. BUCCHERI, 46 A.2d 45, 53 (Md. Ct. Spec. App. 1983) ("in Maryland stock issuances which have the effect of consolidating or perpetuating management control are not necessarily invalid ... [T]he court must look to see if there was any legitimate business purpose");
SEE ALSO Lipton and Steinberger, 1 TAKEOVERS AND FREEZEOUTS section 6.06[4][d]
(2004) (issuance of shares to friendly entity is established anti-takeover technique referred to in takeover parlance as "White Squire"). Such sales to defeat a tender offer have been approved even where they were made at a bargain price. SEE TREADWAY, 638 F.2d 357. A FORTIORI, the Private Placement, made at full net asset value, which exceeded the market price, passes scrutiny.

      In each of the foregoing cases, the offeror was disadvantaged by the issuance of target stock as a defensive measure, and in each instance the court allowed the disadvantage to stand:(14) that was the natural and specifically intended consequence of the sale. Accordingly, the fact that Defendants here likewise claim to have been purposely disadvantaged is of no moment. In addition, Defendants' factual premise - that the Private Placement's sole purpose was to allow application of the MCSAA to them, is false. (If NRL merely wished to dilute the Trust Defendants' holdings below the 10% threshold, they could have done so by selling far fewer shares in the Private Placement.) The funds obtained by NRL will be used to partially fund the self-tender for up to 20% of the common stock that NRL has legitimately offered its shareholders as a more attractive alternative, for those shareholders who wish to exit their investments, to Defendants' coercive tender offer. 9/23/04 Form 14D-9 (Miller Decl. Ex. E) at 11 (NRL's self-tender offer "is designed to provide liquidity to [NRL's] stockholders, if required, without requiring them to tender into the [Trusts'] coercive offer).(15)


----------

(14) In MOUNTAIN MANOR REALTY, the Court remanded to the court below for further factual findings consistent with the opinion.

(15) NRL did not violate SEC Rule 14e-3 in making the Private Placement, as erroneously alleged in the Counterclaim and referenced in passing in Def. Mem. at 16. Rule 14e-3 prohibits insider trading in connection with tender offers - I.E., the situation in which an insider or tippee possessing non-public information knowing that a tender offer is imminent, acts on that non-public information to buy in the market so that he can reap the premium when the tender offer is announced. Without delving further into the elements of a Rule 14e-3 violation, it is clear here that Neuberger Berman, LLC would be economically disadvantaged if it chose to tender its shares in the self-tender. NRL is offering $20.00 per share in the self-tender, while Neuberger Berman, LLC paid $21.50 per share in the Private Placement. Therefore, Defendants' suggestion that Neuberger Berman, LLC intended to use information it purportedly had about the self-tender to its advantage when it engaged in the Private Placement makes no sense. This is simply not an action that the rule addresses.

      Nor is there any merit to the Trust Defendants' attempt to portray the Private Placement as a device to entrench incumbent management and advisors.(16) In their tender offer disclosure, the Trust Defendants acknowledge that they may not be able to make their changes in management or advisors immediately. Rather, they indicated that, because of NRL's staggered board, such changes would take two director election cycles. If they are displeased by NRL's response to the tender offer, the shareholders can act, on their own initiative, at either of these meetings, on the same timetable proposed by Defendants, to elect new directors and replace NRL's advisors. Under Maryland law, the directors of a corporation are presumed to have acted in good faith and in the best interests of the corporation. SEE, E.G., HUDSON, 2004 WL 1982383, at *11. Defendants have shown nothing to suggest that NRL's directors did not act in good faith and in what they reasonably concluded was the best interest of the shareholders.

      B. THE MCSAA CANNOT BE READ TO EXEMPT THE TRUST DEFENDANTS BECAUSE THEY ONCE HELD MORE THAN 10% OF NRL'S SHARES

      Notwithstanding their ownership of only 9.92% of NRL's shares at the time NRL opted into the MCSAA, the Trust Defendants contend that they are forever exempt from the application of the MCSAA because their shareholding percentage at one time was greater than 10%. Unable to show any infirmity in the Private Placement to support this result, they fall back on the contention that anyone who AT ANY TIME prior to the "opt-in" to the statute held 10% of the issuer's stock can claim exemption from the operation of the MCSAA.


----------

(16) Thirteen of the 15 directors of NRL are unaffiliated with management. For serving as directors and trustees of all Neuberger Berman funds, these unaffiliated directors receive an aggregate fee which is allocated across the funds. This fee has not increased over the past two years as the eight closed-end funds were added, so there is no reason to believe that it will decline if NRL disappears from the Neuberger Berman complex. In addition, the compensation of the independent directors is a matter handled by the independent directors themselves. In short, the 13 directors unaffiliated with management have NO economic interest in perpetuating current management or their current positions on the NRL Board. Furthermore, as required by SEC regulations under the 1940 Act, the selection and nomination of candidates to serve as independent director are committed entirely to the discretion of the independent directors.

      Defendants purport to find authority for this position in the MCSAA's provision that, with respect to closed-end investment companies, it "shall not be effective with respect to any person who has become a holder of control shares before the time that the resolution is adopted." SEE MCSAA section 3-702(c)(4). Defendants' reading makes no sense because, until a corporation "opts-in" to the MCSAA, it has no "control shares" and there can be no "holder of control shares." Thus, the natural meaning of the statutory text on which Defendants rely is that it refers to persons who own the requisite percentage interest AT THE TIME OF the "opt-in" and are rendered control shareholders as a result. No part of the MCSAA is rendered moot or superfluous by this reading.

      Defendants' reading would produce preposterous results clearly not intended by the Maryland legislature. Assume, for example, that a company with a 10% shareholder acquires another company in a stock-for-stock merger, thereby diluting its 10% holder to a 3% position and subsequently "opts-in" to the MCSAA. Under Defendants' theory, the company would be unable to invoke the MCSAA against that holder. But denying the protection of the MCSAA to the shareholders of the acquired company who are now shareholders of the acquirer would be grossly unfair. The same unfair result would befall new purchasers in a secondary offering if the company thereafter "opts-in" to the MCSAA. Under Defendants' interpretation, these shareholders could find themselves confronted by a tender offer from a hostile bidder who, years before the secondary offering, held a 10% position, and who is now exempt from the disabilities imposed by the MCSAA. For that matter, even without a dilutive transaction, shareholders of a company that "opts-in" to the MCSAA could find themselves confronted with hostile activities by unknown numbers of shareholders from the distant past who claim exemption from the statute, thus severely compromising the MCSAA's effectiveness as the anti-takeover device the legislature intended.

      The Trust Defendants' interpretation that any person who held 10% of the stock at any time prior to the "opt-in" resolution could claim the statutory exemption takes a perfectly lucid and comprehensible statute and turns it into an unworkable nightmare, fraught with unexpected surprises for unsuspecting investors. There is no reason to create such dissonance, when the plain reading offered by NRL not only makes it easy to know with certainty who is and who is not a control shareholder, but is entirely consistent with the statute's anti-takeover purpose.. H.D. 179, 1989 Gen. Assem. (Md. 1989) ("[T]he bill is necessary to protect Maryland corporations and their stockholders in view of the growth in hostile takeover activity").

      C.   THE 1940 ACT DOES NOT PRE-EMPT THE MCSA

      There is a strong presumption against federal preemption of state law. WLR FOODS, INC. V. TYSON FOODS, INC., 65 F. 3d 1172, 1179 (4th Cir. 1995) (Williams Act does not preempt Virginia Control Shares Acquisition Act). "A state statute is pre-empted only where compliance with both federal and state regulations is a physical impossibility or where the state law stands as an obstacle to the accomplishment and execution of the full purposes and objectives of Congress." CTS CORP. V. DYNAMICS CORP. OF AM., 481 U.S. 69, 78-79 (1987) (Williams Act does not pre-empt Indiana Control Shares Acquisitions Act); ACCORD REALTY ACQUISITION CORP. V. PROP. TRUST OF AM., Civ. No. JH-89-2503, 1989 WL 214477, at *4-*5 (D.
Md. Oct. 27, 1989) (Williams Act does not pre-empt MCSAA). Because entities can comply with both the 1940 Act and the MCSAA, and the legislative purposes of the statutes are consistent, the 1940 Act does not pre-empt the MCSAA. CF. BURKS, 441 U.S. at 478-480.

      Section 18(i) of the 1940 Act provides that:

           Except as provided in subsection (a) of this section, or as otherwise required by law, every share of stock hereafter ISSUED by a registered management company (except a common-law trust of the character described in section 16(c)) shall be voting stock and have equal voting rights with every other outstanding voting stock ...

      Section 18(i) thus provides that a registered investment company(17) may issue only voting shares with equal voting rights. It prevents the creation of an inferior class of nonvoting stock whose holders, although constituting the majority of the equity, are effectively disenfranchised AB INITIO in matters relating to the business of the company in favor of a minority that holds stock with superior voting rights. The provision is clearly designed to eliminate the potential for abuse inherent in these situations. Consistent with the mandate of
Section 18(i), each share of capital stock issued by NRL is entitled to one vote. SEE NRL Arts. of Incorp. (Miller Decl. Ex. H) at 3.(18)

      Properly understood, the MCSAA does nothing to alter the voting characteristics of the NRL shares. Rather, it imposes a temporary PERSONAL disability on one who purchases shares and thus willingly assumes the position of controlling shareholder. Section 3-702(a)(1) of the MCSAA provides:

           Control shares of the corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders at a meeting held under 3-704 of this subtitle by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

           "Control shares" are defined in Section 3-701(d) of the MCSAA as follows:

           "Control shares" means shares of stock that, except for this subtitle, would, if aggregated with all other shares of stock of the corporation . . . owned by a PERSON or in respect of which that PERSON is entitled to exercise or


----------
(17) A "management company" is "any investment company other than a face-amount certificate company or a unit investment trust." 1940 Act ss. 4(3). NRL is a management company within the contemplation of Section 18(i).

(18) Section 18(i), moreover, does not absolutely require that all shares be allowed to vote in all circumstances. The statute allows exceptions to be made where "otherwise required by law." Congress recognized that the presumption in favor of voting rights expressed in Section 18(i) could give way.

           direct the exercise of voting power ... entitle that PERSON, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power:

           (i) One-tenth or more, but less than one-third of all
           voting power ....

      Under the MCSAA, therefore, the person holding the control shares has no right to vote them absent approval from the other holders, but the shares themselves are unchanged. The statutory disability does not attach to the shares, which retain their voting characteristics, but to a holder who chooses to cross an ownership threshold. The very same shares that cannot be voted in the hands of a controlling shareholder can be freely voted in the hands of another, non-controlling shareholder. There is no "physical impossibility" of compliance with both statutes.

      So, too, the policy to protect investment company shareholders against unwanted changes in control, often accompanied, as Defendants have vowed they will here, by changes in the character of NRL's business, are present in both the MCSAA, with its control share scheme, and the 1940 Act, SEE, E.G., 1940 Act ss. 1(b)(6). It cannot be said that the MCSAA stands as an obstacle to the accomplishment and execution of the purposes and objectives of the 1940 Act.

III.  THE TRUST DEFENDANTS ARE BARRED BY SECTION 12(D)(1) OF
      THE 1940 ACT FROM COMPLETING THE TENDER OFFER

      As noted in the introductory portion of this memorandum, Section 12(d)(1)(A)(i) of the 1940 Act prohibits an investment company from owning more than 3% of the shares of a registered investment company. Defendants thus face a statutory impediment to the consummation of their tender offer; the 1940 Act prohibits their acquisition of the controlling interest they seek. Although NRL, which has yet to conduct discovery, is not positioned now to move for summary judgment on this issue, the applicability of the 1940 Act prohibition appears so clearly from the Defendants' public disclosures that, at a minimum, this issue requires denial of their request for declaratory judgment and injunctive relief.

      A.   SECTION 12(d) REFLECTS A POLICY AGAINST CONCENTRATED OWNERSHIP

      Intended specifically to protect the "target company and its shareholders,"(19) Section 12(d)(1)(A)(i) is part of a broad amalgam of restrictions on ownership contained in Section 12(d)(1) that reflect Congress' policy concern that a large investment pool not acquire so large a position in the securities of a registered investment company that it "could exercise undue influence over that fund or disrupt its orderly management."(20) This concern is plainly implicated here: following the tender offer, the Trust Defendants intend to use their majority shareholdings to replace the board of directors, replace the investment adviser, charge shareholders an advisory fee that may be more than 6 times the current advisory fee, and dramatically change the investment objectives of NRL.

      The restriction in Section 12(d)(1)(A)(i) reflects Congress' determination that, in the circumstances there addressed, the risks that concentrated ownership would present to a registered investment company's stockholders are so great that concentrated ownership is barred. Congress could have addressed this risk by permitting the concentrated ownership, but providing remedies for actual overreaching by a concentrated holder. It chose not to do so, and its determination must be enforced.


----------
(19) CLEMENTE GLOBAL GROWTH FUND, INC. V. T BOONE PICKENS, III, 705 F. Supp. 958, 963 (S.D.N.Y. 1989). The provision specifically addresses concerns elucidated in the declaration of the 1940 Act that the interests of investors are adversely affected when, among other things, "investment companies are ... managed ... in the interest of other investment companies ... rather than in the interests of all [shareholders]" and "when the control of investment companies is unduly concentrated through ... inequitable methods of control." ID., citing 15 U.S.C. section 80a-1(b)(2) and (4).

(20) Protecting Investors: A Half Century of Investment Company Regulation, Division of Investment Management, United States Securities and Exchange Commission, May 1992, p. 107.

      B. EACH TRUST DEFENDANT AND THE GROUP COMPRISED OF ALL THE DEFENDANTS IS AN INVESTMENT COMPANY UNDER THE 1940 ACT

      Section 3(a)(1)(A) of the 1940 Act defines "investment company" as "any issuer which ... is or holds itself out as being engaged primarily . . . in the business of investing, reinvesting, or trading in securities." From Defendants' disclosures relating to the tender offer, it is clear that the business of each Trust Defendant meets this definition. The tender offer states: "The Trusts' principal business is investing in securities," Offer (Miller Decl. Ex. B), and this description is parroted in Defendants' memorandum of law (at 4-5).(21)

      These same materials also describe how a group (the "Group") including the Trust Defendants and "other trusts associated with the Horejsi family have invested in three other `closed end investment companies.'" Def. Mem. at 5; see also Offer at 2 ("The Lola Trust, the Ernest Trust and several other Horejsi family trusts acted together to acquire control of [First Financial Fund, Inc.] in 2003"). It is well settled that two or more persons or entities acting in concert to make securities investments over time are a distinct entity for purposes of the 1940 Act, and that such a distinct entity is an investment company if it satisfies one or more of the definitional tests under Section 3(a) of the 1940 Act. SEE, E.G., PRUDENTIAL INS. CO. OF AMERICA V. SEC, 326 F.2d 383 (3d Cir.), CERT. DENIED 377 U.S. 953 (1964) (upholding SEC's determination that a group of persons acting through a common manager to invest in a pool of securities that served as the funding vehicle for a variable insurance product were an organized group of persons, and an investment company, under the 1940
Act).


----------
(21) Section 3(a)(1)(C) defines "investment company" as "any issuer which ... is engaged ... in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer's total assets . . ." NRL believes this test of business activity is met here as well, based upon Defendants' descriptions of some of the transactions in which the Trust Defendants have engaged, but cannot establish this point conclusively without discovery.

      Each of the Trust Defendants and the Group also is an "issuer" as that term is used in Section 3(a)(1)(A) and defined in the 1940 Act. Section 2(a)(22) of the 1940 Act defines "issuer" as "every person who issues or proposes to issue any security, or has outstanding any security which it has issued." This simple definition relies upon two other terms defined in the 1940 Act, "person" and "security." Each of the Trust Defendants and the Group is a "person," defined in the 1940 Act as "a natural person or a company." Section 2(a)(28). As previously noted, "company," as defined in Section 2(a)(8), includes "a trust" - thus, each Trust Defendant qualifies. "Company" also includes "any organized group of persons whether incorporated or not." The Group thus qualifies as well. The Trust Defendants, the other Defendants and other Horejsi family trusts are participants in a common enterprise, managed by their trustees, to invest in NRL and other funds. The cross-lending arrangements among the Trusts,(22) their common trustees, their common investment advisor, the participation of several other Horejsi family trusts, their participation in prior coordinated hostile takeover attempts, all demonstrate a history of concerted investment activity by an organized group of persons.

      "Security" is very broadly defined in the 1940 Act (as it is in the Securities Act of 1933, among other federal securities enactments), and includes "any ... investment contract ... or ... any interest ... commonly known as a `security' ..." 1940 Act ss. 2(a)(36). Under the test articulated by the Supreme Court in SEC V. W.J. HOWEY CO., 328 U.S. 293 (1946), and still applied today, the Group and each Trust Defendant has issued to its participants a security in the form of an investment contract. HOWEY held that an investment contract exists where there is (1) a contract, transaction, or scheme whereby (2) a


----------
(22) The Trust Defendants have entered into a inter-trust lending agreement with various other trusts owned or controlled by the Horejsi family, and with Badlands as the Manager, pursuant to which the Trust Defendants and other Horejsi family trusts pursue inter-trust advances. The agreement provides that the Trusts and other Horejsi family trusts will contribute to a "jointly funded pool of cash reserves from which any Participant may draw," and contemplates that the Trust entities and certain of the other participants will be either borrowers or lenders from the pool. SEE Exhibit 2 to Schedule 13D containing the Cash Management Agreement.

person invests his or her money (3) in a common enterprise and (4) is led to expect profits through the efforts of others. There is certainly present here a transaction or scheme through which the Group - including the Trust Defendants and their affiliates - are investing their money in a common enterprise to purchase securities, including shares of NRL and other closed-end investment companies, under the guidance of common managers and advisors.

      Each Trust Defendant likewise is a common enterprise, with each trust beneficiary sharing the investment profits and other benefits flowing from the efforts of others - including, for example, investment advisor Stewart Horejsi and Stephen Miller, Vice President of the common trustee, Badlands Trust Company. The trust agreement in each case constitutes the required contract or scheme. And the investment by each beneficiary was and is made in two ways: (1) through the irrevocable voluntary contribution to the Trust Defendant on the beneficiary's behalf and for the beneficiary's benefit by the trust settlor, and
(2) through the voluntary reinvestment in the Trust Defendant of profits and other funds the beneficiary could extract, if he wished, from the Trust Defendant. The Trust Defendants and the beneficiaries acknowledge they are looking to the efforts of others (the Trusts' managers and investment advisors) to generate investment profits. Thus, applying the definitions in the 1940 Act to the facts disclosed by Defendants shows that the Trust Defendants and the Group are investment companies.

      C. THE 1940 ACT'S INTEGRAL RULE OF CONSTRUCTION COMPELS THE CONCLUSION THAT EACH TRUST DEFENDANT AND THE GROUP IS AN INVESTMENT COMPANY

      The concluding text of Section 1(b) of the 1940 Act provides:

           It is hereby declared that the policy and purposes of this title, in accordance with which the provisions of this title shall be interpreted, are to mitigate and, so far as is feasible, to eliminate the conditions enumerated in this section which adversely affect the national public interest and the interest of investors.

      Applying this rule, the SEC "looked to substance rather than form" in determining that an entity with no shareholders was an investment company bound by the limitations set forth in Section 12(d)(1). CLEMENTE GLOBAL GROWTH FUND, 705 F. Supp. at 965, citing THE M.A. HANNA CO., 42 S.E.C. 477, 481 (1964). In so doing, the SEC warned against "providing an easy means of avoiding the restrictions of Section 12(d)(1) by the simple expedient of organizing new corporate investment vehicles" and noted that doing so would "frustrate the purposes of that section and violate the mandate, set forth in Section 1(b) of the [1940] Act, that the provisions of the Act be interpreted as far as is feasible to eliminate the evils enumerated therein, including INTER ALIA, the evils in Section 1(b)(4), to the elimination of which Section 12(d)(1) is addressed." ID. Here, the above showing that the Trust Defendants and the Group are investment companies is confirmed by the substance and the purpose for which they now exist - to acquire controlling positions in the securities of registered closed end investment companies - and by the statutory prohibitions against such concentration of ownership.

      Should the Court determine instead that the Trust Defendants and the Group are not investment companies, it will do exactly what the SEC fears, setting a precedent that other sophisticated actors may exploit to form family or other closely controlled trusts to evade the restrictions of Section 12(d)(1), at the expense of individual shareholders.(23) Indeed, there is a suggestion in public filings documenting the history of Defendants' ownership of several of the


----------
(23) By way of illustration, a wealthy individual can establish and fund under Delaware law a limited liability company in which his three children are the sole members, and provide in the limited liability company agreement the manner in which its assets are to be managed. Such an entity can be the functional equivalent of an irrevocable grantor trust, yet there is no doubt that such an entity would be constrained in its acquisition of registered closed end investment company shares by the provisions of Section 12(d)(1). It makes no sense at all for that same wealthy individual to be able to evade those restriction through the stratagem of organizing a functionally equivalent enterprise in trust form, when the trust form is the equivalent of a corporation under the 1940 Act. SEE 1940 Act ss. 2(a)(8).

registered investment companies they now control that this is precisely what Defendants sought to do. Until 1999, Defendants' interest in the Boulder Total Return Fund, Inc. was held in a corporate entity that was in turn controlled by members of the Horejsi family trusts, including the Trust Defendants. However, in 1999, as the Horejsi family trusts took control of Boulder Total Return Fund, Inc. and began to acquire their interest in Boulder Growth & Income Fund, Inc., the intermediate corporation was eliminated and ownership was lodged directly in the trusts.

      It is time to implement the policy and purposes of the 1940 Act to protect investors; the Court must put an end to Defendants' stratagem for hijacking innocent investors while evading the restrictions on ownership clearly set forth in Section 12(d)(1)(A)(i). SEE BANCROFT CONVERTIBLE FIND, INC. V. ZICO INVESTMENT HOLDINGS, INC., 825 F.2d 731 (3d Cir. 1987) (enjoining tender offer that violated concentration restrictions of Section 12(d)(1)); CLEMENTE, 705 F. Supp. 958 (same).

IV.   EVISCERATING THE DIRECTORS' ABILITY TO DEFEND AGAINST
      AN UNDESIRABLE, COERCIVE TENDER OFFER WOULD DISSERVE
      THE 1940 ACT'S PURPOSE TO PROMOTE CAPITAL FORMATION

      Section 2(c) of the 1940 Act, entitled "CONSIDERATION OF PROMOTION OF EFFICIENCY, COMPETITION, AND CAPITAL FORMATION," provides as follows:

           Whenever pursuant to this title the Commission is engaged in rulemaking and is required to consider or determine whether an action is consistent with the public interest, the Commission shall also consider, in addition to the protection of investors, whether the action will promote efficiency, competition, and capital formation.

      It is thus clear that the 1940 Act should be construed and implemented to enhance capital formation. Dismantling the takeover defenses validly erected by the NRL directors would set a precedent that would discourage capital formation through the formation of closed-end investment companies.

      Creating capital through the formation of a registered closed-end investment company like NRL requires a significant "up front" investment - lawyers' and other professionals' fees, underwriters' fees and other selling expenses, printing costs, and so forth are typically hundreds of thousands of dollars. These costs are borne in large part by the stockholders, who are informed in detail about all aspects of the investment company's business and management BEFORE they agree to bear the underwriters' fees, and by the sponsoring entity, such as Neuberger Berman Management, Inc., which anticipates
- provided it performs satisfactorily - that it will continue to function in an advisory capacity and direct the investment of capital.

      The assumptions underlying this method of capital formation would be undone, however, if, as Defendants are requesting, this Court were to rule that registered closed-end investment companies cannot employ the full panoply of recognized takeover defenses. Such a ruling would allow registered closed-end investment companies to be ambushed by persons, like Defendants, who seek to gain control of this capital without incurring any of the expenses of formation, and who seek to change the nature of the investment companies' business in a manner they fully expect will alienate a significant portion of the shareholder populace.

      From the publicly available information, it appears that Defendants have devised a stratagem - a veritable cottage industry - of preying upon registered closed-end investment companies, acquiring controlling positions that allow Defendants to replace the companies' directors with their own hand-picked nominees and then take the management functions (and fees) for themselves. Defendants' motivation is clear. By thus leveraging their investments in these companies (whose shares typically sell at a slight discount from net asset value), Defendants (who would be investing their funds in any event) gain control of a large capital pool, to invest as they wish and to milk for high fees, without incurring the capital formation costs. Far from endorsing this behavior, so inimical to the purposes of the 1940 Act, the Court should apply the Act to put an end to Defendants' practices.

V.    THE TRUSTS ARE NOT ENTITLED TO INJUNCTIVE RELIEF

      We note at the outset that the Defendants, who petition this Court for extraordinary equitable relief, come to this Court with unclean hands. As is more fully detailed in NRL's Complaint herein, there are misrepresentations and omissions of material fact in Defendants' tender offer and related disclosures. Among other things, while touting the purported managerial skills of Stewart R. Horejsi, Defendants fail to disclose to the shareholders that the funds Defendants presently control and that are managed by Mr. Horejsi, performed poorly in comparison to NRL. Similarly, Defendants have steadfastly refused to come clean and fully disclose the connections between and among the various entities with which the Trust Defendants are affiliated. In these circumstances of unclean hands, equity is loathe to afford a remedy. SEE LYON V. CAMPBELL, 2002 WL 470860, at *5 (4th Cir. 2002).

      Preliminary injunctions "are extraordinary remedies involving the exercise of very far-reaching power to be granted only sparingly and in limited circumstances." DIREX ISRAEL, LTD., 952 F.2d at 816 (internal quotation marks omitted); SEE ALSO MICROSTRATEGY INC. V. MOTOROLA INC., 245 F.3d 335, 339 (4th Cir. 2001); HOMESTORE MOBILITY TECHNOLOGIES, INC. V. HR SOLUTIONS, INC., 178 F. Supp. 2d 584, 587 (M.D.N.C. 2001). A court may issue a preliminary injunction only upon weighing four factors: (1) the likelihood of irreparable harm to the plaintiff if the preliminary injunction is denied; (2) the likelihood of harm to the defendant if the requested relief is granted; (3) the likelihood that the plaintiff will succeed on the merits; and (4) the public interest. SEE DIREX ISRAEL, LTD. V. BREAKTHROUGH MED. CORP., 952 F.2d 802, 812 (4th Cir. 1991); BLACKWELDER FURNITURE CO. V. SEILIG MFG. CO., 550 F.2d 189 (4th Cir. 1977). The party seeking the injunction bears the burden of establishing that each of the above-mentioned factors supports granting the preliminary injunction. SEE, E.G.,

DIREX ISRAEL, LTD., 952 F.2d at 812; AL-ABOOD V. EL-SHAMARI, 71 F. Supp. 2d 511, 514 (E.D. Va. 1999). The Trusts have failed to meet this burden.

      A. THE TRUSTS WILL NOT BE IRREPARABLY HARMED IF THE COURT DENIES INJUNCTIVE RELIEF

      A court cannot issue an injunction absent a "clear showing" of irreparable harm. SEE, E.G., DIREX ISRAEL, LTD., 952 F.2d at 812 (failure to make "clear showing is by itself sufficient ground upon which to deny a preliminary injunction.") (quoting GELCO CORP. V. CONNISTON PARTNERS, 811 F.2d 414, 418 (8th Cir. 1987); SEE ALSO AL-ABOOD V. EL-SHAMARI, 71 F. Supp. 2d at 515. The required irreparable harm must be actual and imminent, and not merely remote or speculative. SEE DIREX ISRAEL, LTD., 952 F.2d at 812; HOMESTORE MOBILITY TECHNOLOGIES, INC, 178 F. Supp. 2d at 587; AL-ABOOD V. EL-SHAMARI, 71 F. Supp. 2d at 514. Moreover, "because of the extraordinary nature of a preliminary injunction the harm to the movant truly must be irreparable, rather than merely substantial, for a preliminary injunction to be granted." WLR FOODS, 861 F. Supp. at 1281.

      The Trusts have not made a clear showing of irreparable harm absent the grant of injunctive relief. The only harms the Trusts claim may befall them in the absence of an injunction are "delay" (Trusts Mem. at 26-27) and the "killing" of the tender offer. Neither of these purported harms is sufficient to warrant the issuance of an injunction. In the context of takeover contests, courts have long considered that the renewal of a tender offer, upon the vindication of an offeror after a trial on the merits, constitutes a viable solution to the purported problem of "delay." In these contexts, courts have rejected the argument that the delay caused by the trial irreparably harms the offeror or renders the offer "moot." SEE SONESTA INT'L HOTELS CORP. V. WELLINGTON ASSOCS., 483 F.2d 247, 250 (2d Cir. 1973); RONSON CORP. V. LIQUIFIN

AKTIENGESELLSCHAFT, 483 F.2d 846, 851 (3d Cir. 1973); KOPPERS CO. V. AM. EXPRESS CO., 689 F. Supp. 1371, 1382 (W.D. Pa. 1998); FEDERATED STRATEGIC INCOME FUND V. MECHALA GROUP JAMAICA, LTD., 1999, No. 99 Civ. 10517 HB, WL 993648 at *9 (S.D.N.Y. Nov. 2, 1999) (renewal of tender offer following trial on merits "is an especially viable alternative in light of the expedited schedule set down by this Court.").(24)

      Here, other than reciting the holdings from cases (that are often clearly distinguishable on their facts or otherwise inapposite), Defendants have offered no evidence that they will be harmed in fact by delay. They offer no explanation for why their tender offer would not be as appealing to NRL's shareholders a month from now as it is today. They make no effort at all to quantify any costs resulting from delay (as opposed to litigation).(25) And their suggestion of "illegal tactics" by NRL's management is, to put it mildly, hotly disputed. Moreover, the Trust Defendants' prior voluntary extension of their tender offer indicates that the offer would not be thwarted by further extension. SEE


----------
(24) The cases cited by Defendants are not to the contrary. The Trusts rely on several decisions where courts determined that preliminary relief was required because of the significant mandatory delays state statutes imposed on tender offers in contravention of federal securities law. SEE HYDE PARK PARTNERS, L.P.
V. CONOLLY, 839 F.2d 837 (1st Cir. 1988) (one year delay); NAT'L CITY LINES, INC. V. LLC CORP., 524 F. Supp. 906 (W.D. Mo. 1981) (multiple month delay); KENNEKOTT CORP. V. SMITH, 627 F.2d. 181 (3d Cir. 1980). The Trusts also rely on WLR FOODS, INC. V TYSON FOODS, INC, 861 F. Supp 1277, 1281 (W.D. Va. 1994), AFF'D, 65 F.3d. 1172 (4th Cir. 1995) where the court denied the offeror's request for injunctive relief. Notably, the offeror in WLR FOODS argued unsuccessfully that Virginia state takeover legislation, including a control shares acquisition statute, was pre-empted by federal law. Far from finding that the possibility of delay warranted injunctive relief, the court merely acknowledged that "several cases recognize the harm caused to tender offerors by delay or defeat of its offer caused by improper or illegal practices undertaken by management." WLR FOODS, INC. V TYSON FOODS, INC, 861 F. Supp. 1277, 1281. Defendants' quotation of this decision on page 26 of their Memorandum, without more, is misleading.

(25) Many of the cases cited by the Trusts also cite specific non-recoverable financial costs that the tender offeror would incur absent injunctive relief, such as interest payments for loans destined to finance the tender offer. SEE KENNEKOTT CORP. V. SMITH, 627 F.2d. 189-190. As previously noted, the Trust Defendants will not incur such costs because they intend to - but have not thus far - take out margin loans on securities they currently hold in a brokerage account and use "cash on hand" to fund the purchase of any shares tendered. Similarly, in BLACK & DECKER CORP. V. AM. STANDARD, INC., 682 F. Supp. 772, 787-788 (D. Del. 1988), plaintiffs specifically alleged damages, even though the damages were not quantifiable. MULTI-CHANNEL TV CABLE CO. V. CHARLOTTESVILLE QUALITY CABLE OPERATING CO., 22 F.3d 546, 551 (4th Cir. 1994) and STARLIGHT SUGAR, INC. V. SOTO, 114 F.3d 330 (1st Cir. 1988), do not involve tender offers. In BUCKHORN, INC. V. ROPAK CORP., 656 F. Supp. at 236, the court granted an injunction after conducting a full evidentiary hearing and issuing detailed findings of fact.

FEDERATED STRATEGIC INCOME FUND V. MECHALA GROUP JAMAICA, LTD., 1999, No. 99 Civ. 10517 HB, WL 993648 at *10 (S.D.N.Y., Nov. 2, 1999) (prior extension of tender offer indicates that subsequent renewal of tender offer is viable solution). Thus, the Trusts may not credibly claim that they will be irreparably harmed absent injunctive relief.

      B.   NRL WILL BE HARMED IF THE COURT GRANTS INJUNCTIVE RELIEF

     Defendants' facile statement that NRL and its directors will suffer no harm is mistaken, and also ignores the harm that will befall shareholders if operation of the anti-takeover defenses is enjoined and the tender offer closes.(26) Courts have long acknowledged that tender offers may harm target companies, considering that once a tender offer has been consummated, it is difficult "if not impossible to undo the situation or `unscramble the egg.'" FEDERATED STRATEGIC INCOME FUND V. MECHALA GROUP JAMAICA, LTD., 1999, No. 99 Civ. 10517 HB, WL 993648 at *9 (quoting SONESTA INT'L HOTELS CORP. V. WELLINGTON ASSOCS., 483 F.2d 247, 250); SEE ALSO RONSON CORP. V. LIQUIFIN AKTIENGESELLSCHAFT, 483 F.2d 846, 851; KOPPERS CO. V. AM. EXPRESS CO., 689 F. Supp. 1371, 1382; CONSOL. GOLD FIELDS PLC V. MINORCO, S.A., 871 F.2d 252, 261 (2d Cir. 1989); BARON V. STRAWBRIDGE & CLOTHIER, 646 F. Supp. 690, 696 (E.D. Pa.
1986). This risk of harm is intensified where, as here, there is a serious issue about Defendants' ability to complete the offer without violating section 12(d)(1) of the 1940 Act - an issue which, if decided in NRL's favor after trial, would mean that the by then completed offer had been entirely unlawful.

     So, too, it is recognized that preventing a target from deploying its legitimate takeover defenses before a determination on the merits would cripple its ability to protect its shareholders by ensuring the adequacy of the offer. SEE, E.G., WLR FOODS, INC. V TYSON FOODS, INC, 861 F. Supp. 1277, 1281 (finding that the


----------
(26) The Trust Defendants were required to disclose under the securities laws the amount of shares in their depository and failed to do so when they amended their tender offer. SEE SEC Rule 14e-1(d).

target would be "robbed of its opportunity to take legitimate defensive measures presumably designed to ensure the adequacy of [the bidder's] tender offer.")

      C. THE TRUST DEFENDANTS FAIL TO ESTABLISH A LIKELIHOOD OF SUCCESS ON THE MERITS

      Where the balance of harm tips away from the movant, the movant must make a strong showing on the merits in order to obtain injunctive relief. SEE DIREX ISRAEL, LTD., 952 F.2d at 813; VILLAGES OF CORNWALLIS OWNERS ASS'N V. DURHAM HOUSING AUTH., 894 F. Supp. at 239; HOMESTORE MOBILITY TECHNOLOGIES, INC., 178
F. Supp. 2d at 587. Even where the hardship balance decidedly tilts in favor of the plaintiff, the plaintiff is nonetheless required to make a clear and convincing showing of likelihood of success on the merits. SEE DIREX ISRAEL, LTD., 952 F.2d at 817-818. For the reasons set forth at length in the preceding portions of this memorandum, Defendants have failed to show that they have any likelihood of success on the merits.

      D. THE TRUST DEFENDANTS' REQUEST FOR INJUNCTIVE RELIEF CONTRADICTS PUBLIC POLICY

      In the context of a tender offer, public policy mandates that the interests of investors be protected. SEE, E.G., REALTY ACQUISITION CORP. V PROP. TRUST OF AM., Civ. No. JH-89-2503, 1989 WL 214477 at *5 (D. Md. Oct. 27, 1989);
CTS CORP., 481 U.S. at 83. The Trusts mistakenly argue that "the public interest is served by permitting the tender offer to progress through its regular course." (Trusts' Mem. at . 28.) Such an interest is not served in a situation such as this one where shareholders are faced with a coercive offer. The Trust Defendants' reliance on two related cases (MARTIN MARIETTA CORP. V. BENDIX CORP., 547 F. Supp. 533 (D. Md. 1982); MARTIN MARIETTA CORP. V. BENDIX CORP., 549 F. Supp. 623 (D. Md. 2003)) is misplaced. Indeed in both of these cases, the courts concluded that the tender offers were not coercive. Investor protection "simply does not mandate that management have no advantage over the offeror, as long as such advantage does not harm the investors." WLR FOODS, INC. V TYSON

FOODS, INC., 861 F. Supp. 1277, 1284. This is particularly true in the context of coercive tender offers, such as the partial tender offer proposed by the Trusts. Courts have thus held that rights plans and other anti-takeover actions by the target company "serve legitimate corporate purposes" and that "the fiduciary duty of corporate directors to act in the best interests of the corporation's shareholders ... requires the directors to attempt to block takeovers that would in their judgment be harmful to the target company." BARON
V. STRAWBRIDGE & CLOTHIER, 646 F. Supp. 690, 697 (internal quotations omitted).

      In the present case, the public interest of protecting investors will not be served by allowing the tender offer to proceed. Far from allowing NRL's shareholders to "vote with their wallets," as the Trusts would have the Court believe, NRL's shareholders will be coerced into tendering their shares without any certainty that their tender will buy them out of the fund, and against the possibility that the entire tender offer may be, indeed, likely is, unlawful.

                                   CONCLUSION
                                   ----------

      For the above reasons, Plaintiff respectfully requests that this Court deny Defendants' motion for declaratory judgment and/or a preliminary injunction.

Dated: October 11, 2004
       Baltimore, Maryland

                                       Respectfully submitted,


                                            /s/ David Clarke, Jr.
                                       -----------------------------------------
                                       David Clarke, Jr.
                                       John R. Wellschlager
                                       PIPER RUDNICK LLP
                                       6225 Smith Avenue
                                       Baltimore, MD  21209
                                       (410) 580-3000

                                             -and-

                                       Michael L. Hirschfeld
                                       Stacey J. Rappaport
                                       Daniel M. Perry
                                       MILBANK, TWEED, HADLEY & McCLOY LLP
                                       1 Chase Manhattan Plaza
                                       New York, NY  10005-1413
                                       (212) 530-5000

                                       ATTORNEYS FOR PLAINTIFF NEUBERGER BERMAN
                                            REAL ESTATE INCOME FUND INC.